Exhibit 10.1

May 5, 2019

Park Intermediate Holdings LLC

PK Domestic Property LLC

1775 Tysons Blvd., 7th Floor

Tysons, VA 22102

Attention:	Sean Dell’Orto, Executive Vice President,

Chief Financial Officer and Treasurer

Project Old Dominion

$1,100,000,000 Senior Unsecured Delayed Draw Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (acting directly or through a designated affiliate, “MLPFS”) that Park Intermediate Holdings LLC (the “Company”) and PK Domestic Property LLC (“Domestic Property” and together with the Company, collectively, “you”) intend to acquire through a merger transaction directly and/or with one or more of your direct or indirect subsidiaries (the “Merger”) all of the equity interests of Chesapeake Lodging Trust (“Target”) and its subsidiaries pursuant to the terms and provisions of that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Park Hotels & Resorts Inc., Domestic Property, PK Domestic Sub LLC and Target (including the schedules and exhibits thereto, the “Merger Agreement”).

You have advised the Commitment Parties (defined below) that you intend to finance a portion of the Merger Consideration (as defined in the Summary of Terms referred to below) and costs and expenses related thereto utilizing the senior unsecured delayed draw term loan facility (the “Facility”) described in more detail in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”) in an aggregate principal amount of $1,100,000,000, consisting of a $250,000,000 delayed draw two year term loan tranche and an $850,000,000 delayed draw five year term loan tranche. The Merger, the entering into and funding of the Facility and all related transactions are hereinafter collectively referred to as the “Transaction.” Unless the context otherwise provides, capitalized terms used and not defined in this Commitment Letter have the meanings assigned thereto in the Summary of Terms.

Bank of America is pleased to advise you of its commitment to provide the full principal amount of the Facility (in such capacity, the “Initial Lender”), upon the terms set forth in the Summary of Terms and in this letter (this letter, together with the Summary of Terms, referred to herein collectively as this “Commitment Letter”) and subject solely to the satisfaction of the conditions precedent set forth in Exhibit C-1 and Exhibit C-2 to the Summary of Terms. Bank of America is also pleased to advise you of its willingness to support modification of the Existing Credit Agreement to reflect certain amendments to the Existing Credit Agreement to be entered into after the date hereof, the substance of which were disclosed to the MLPFS and Bank of America prior to the date hereof.

Bank of America is also pleased to advise you of its willingness to act, and you hereby appoint Bank of America to act, as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Facility, upon the terms set forth in this Commitment Letter and subject solely to the satisfaction of the conditions precedent set forth in Exhibit C-1 and Exhibit C-2 to the Summary of Terms.

MLPFS is pleased to advise you of its willingness to act, and you hereby appoint MLPFS to act, as sole lead arranger and sole bookrunner for the Facility (in such capacities, the “Lead Arranger”), upon and subject to the terms and conditions set forth in this Commitment Letter. The Initial Lender and the Lead Arranger are referred to herein collectively as “we,” “us” or the “Commitment Parties.”

The Lead Arranger intends to commence syndication of the Facility promptly after your acceptance of the terms of this Commitment Letter to form a syndicate of financial institutions and institutional lenders reasonably acceptable to you (including the Initial Lender) (collectively, the “Lenders”) for the Facility. You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through the earlier of (a) a “Successful Syndication” (as defined in the Fee Letter referred to below) and (b) the date that is ninety (90) days following the Funding Date (such date, the “Syndication Date”), (i) neither you nor Park Hotels & Resorts Inc. (the “Parent”) nor any of your respective subsidiaries will solicit any other bank, investment bank, financial institution, person or entity to provide (other than as contemplated under the third succeeding paragraph), structure, arrange or syndicate any component of the Facility or any other financing similar to or as a replacement of any component of the Facility and (ii) neither you nor the Parent nor any of your respective subsidiaries will, and you shall use commercially reasonable efforts to ensure that Target and its subsidiaries will not, permit there to exist any offering, placement or arrangement of any debt securities or bank financing by or on behalf of you or the Parent, Target any of your respective subsidiaries (other than (i) amendments to, or the refinancing or replacement of, your Existing Credit Agreement (provided that any such amendments, refinancings or replacements shall not result in an increase in the aggregate amount of term loans outstanding thereunder or an increase in the revolving commitments thereunder, in each case from the aggregate amount of term loans and/or revolving commitments thereunder (as applicable) as of the date of this Commitment Letter), (ii) indebtedness permitted to be incurred by Target and its subsidiaries pursuant to the Merger Agreement, (iii) amendments to, the assumption of or the refinancing or replacement of non-recourse mortgage, commercial mortgage backed security or other customary non-recourse property financings of the Parent, Target, or any of their respective subsidiaries, (iv) non-recourse indebtedness incurred in the ordinary course of business, including, without limitation, refinancings of existing non-recourse indebtedness that mature prior to the date that is six (6) months after the Syndication Date, (v) purchase money indebtedness, equipment financings, working capital facilities of foreign subsidiaries of the Company and overdraft facilities, in each case, incurred or established (as the case may be) in the ordinary course of business, (vi) any other debt financing agreed by the Lead Arranger, in each case if such offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Facility). Notwithstanding anything to the contrary contained in this Commitment Letter or any other agreement or undertaking concerning the Facility, none of the foregoing obligations under this paragraph is a condition to the availability of the commitments on the Closing Date or the funding of the Facility on the Funding Date.

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The commitment of the Initial Lender hereunder and the undertaking of the Lead Arranger to provide the services described herein are subject solely to the satisfaction of the conditions precedent set forth in Exhibit C-1 and Exhibit C-2 to the Summary of Terms (the “Limited Condition Provisions”); it being understood and agreed that there are no other conditions (implied or otherwise) to the commitment and undertaking hereunder and the funding of the Term Loans. Notwithstanding anything to the contrary contained in this Commitment Letter or in the Fee Letter to the contrary, neither the commencement nor the completion of any syndication of the Facility (including the Successful Syndication thereof), nor your compliance with any of the agreements, obligations or provisions of this Commitment Letter (other than the conditions set forth in the Limited Condition Provisions) shall constitute a condition to our commitments hereunder or funding of the Term Loans on the Funding Date.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facility documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Facility on the Closing Date shall be the Specified Representations (defined below), (b) the only representations the accuracy of which shall be a condition to the availability of the Facility on the Funding Date shall be such of the representations and warranties made by Target in the Merger Agreement that are material to the interests of the Lenders, but solely to the extent that you have (or an affiliate of yours has) the right to terminate your (or your affiliates’) obligations under the Merger Agreement, or to decline to consummate the Merger pursuant to the Merger Agreement as a result of a breach of such representations and warranties (the “Merger Agreement Representations”), and (c) the terms of the Facility documentation shall be in a form such that same does not impair the availability of the Facility on the Funding Date if the conditions precedent thereto as set forth in Exhibit C-2 to the Summary of Terms are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties relating to organizational status and good standing in the jurisdiction of organization of such Loan Parties, organizational power and authority to enter into the Facility documentation; due authorization, execution, delivery and enforceability of the Facility documentation; no conflicts with or consents with the Facility documentation under (i) charter documents of the Loan Parties or (ii) the Existing Credit Agreement (including, prior to the Closing Date, agreements governing amendment, replacement or refinancing thereof); solvency (to be defined in a manner substantially the same as set forth on Annex I to Exhibit C-2 to the Summary of Terms) of the Parent and its subsidiaries on a consolidated basis after giving effect to the Transaction; Federal Reserve margin regulations; the Investment Company Act; beneficial ownership regulations; use of proceeds of the Term Loans on the Funding Date will be used solely for the purposes set forth in the Summary of Terms and will not violate the Foreign Corrupt Practices Act, the Act (as defined below), OFAC, other anti-money laundering or anti-terrorism laws and other laws applicable to sanctioned persons. Without limiting the Limited Condition Provisions, MLPFS will cooperate with you in good faith as reasonably requested in coordinating the timing and procedures for the effectiveness and funding of the Facility in a manner consistent with the Merger Agreement. This paragraph and the preceding paragraph, and the provisions set forth herein and therein, shall be referred to as the “Certain Funds Provisions.”

The primary syndication of the Facility by the Lead Arranger shall be made in consultation with you, and the commitment of the Initial Lender hereunder shall be reduced dollar-for-dollar as and when corresponding commitments are received from a Lender (including, for the avoidance of doubt, commitments received from Additional Parties (or affiliates thereof)) upon execution and delivery by such Lender and you of customary joinder documentation containing, inter alia, the terms hereinafter set forth and, thereafter, each such Lender shall constitute an “Initial Lender” (and as such, a “Commitment Party”) under this Commitment Letter; provided, however, (i) any such proposed Lender is approved by you in writing (such approval not be unreasonably withheld or delayed), (ii) the customary joinder documentation pursuant to which such proposed Lender agrees to become party to this Commitment Letter and extend commitments directly to you on the terms set forth herein shall not add any conditions to the availability of the Facility or change the terms of the Facility or increase compensation payable in connection therewith except as set forth in the Commitment Letter and the Fee Letter and which shall

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otherwise be reasonably satisfactory to you and us. Such joinder documentation will include (i) a provision allowing you, at your expense, to replace any such additional Lender party thereto that has (or is controlled by or under common control with any person or entity that has) been deemed insolvent or become subject to a bankruptcy, insolvency, receivership, conservatorship or other similar proceeding, or that refuses to execute, or materially delays in executing, the Facility documentation governing the Facility agreed with the Lead Arranger, with another financial institution selected by you in consultation with the Lead Arranger) and (ii) if such proposed Lender is a lender under the Existing Credit Agreement, an agreement to support modification of certain amendments to the Existing Credit Agreement to be entered into after the effective date of such joinder documentation to the extent the substance of such amendments is disclosed to such proposed Lender on or prior to such date. Unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Funding Date has occurred. It is understood and agreed that Additional Parties will not be permitted to assign or conduct any secondary sale of their commitments in respect of the Facility until the earlier of (i) the Syndication Date and (ii) such other date that the primary syndication of the Facility is terminated (as determined by the Lead Arranger). In addition, you hereby agree that the commitment of the Initial Lender hereunder with respect to Tranche A-1 shall automatically be reduced dollar-for-dollar by an amount equal to the proceeds of each Prepayment Receipt received prior to the Closing Date. It is hereby agreed that in any event Bank of America and MLPFS will have “left” placement in any and all marketing materials or other documentation used in connection with the Facility (and shall hold the leading role and responsibilities conventionally associated with such “left” placement). Until the Syndication Date, you agree to actively assist, and to use your commercially reasonable efforts to cause Target to actively assist, the Lead Arranger in achieving a Successful Syndication. Such assistance shall include your (a) providing and causing your advisors to provide to each Commitment Party and the Lenders upon reasonable request with all information reasonably deemed necessary by the Lead Arranger to complete syndication, including, but not limited to, information and evaluations prepared by you, Target and your and its advisors, or on your or its behalf, relating to the Transaction (including the Projections (defined below), the “Information”), (b) assisting in the preparation of a confidential information memorandum with respect to the Facility in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger (the “Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of the Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (defined below), the “Information Materials”), (c) using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing banking relationships and, to the extent practical and appropriate, the existing banking relationships of Target and (d) otherwise assisting the Lead Arranger in its syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of Target, available from time to time to attend and make presentations regarding the business and prospects of you, the Parent, Target and your respective subsidiaries, as appropriate, at one or more meetings of prospective Lenders, at times and locations to be agreed upon mutually agreed, subject to confidentiality agreements acceptable to you and the Lead Arranger. For the avoidance of doubt, nothing contained in this Commitment Letter shall require you to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you, Target or your or its respective affiliates; provided that you shall notify us if any such information is being withheld as a result of any such obligation of confidentiality (but solely if providing such notice would not violate such confidentiality obligation).

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It is understood and agreed that the Lead Arranger will, after consultation with you, manage and control all aspects of the syndication, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders; provided that the Lead Arranger will not syndicate to such other persons who have been identified to the Lead Arranger by you in writing prior to the date hereof. It is agreed that, you may, on or prior to the date which is fifteen (15) business days after the date of the Commitment Effective Date (as defined in the Fee Letter), appoint up to two (2) additional lead arrangers and/or joint bookrunners for the Facility, (each such institution so appointed referred to herein as an “Additional Party” and collectively, the “Additional Parties”). Any appointment of an Additional Party as contemplated herein shall be subject to execution and delivery by such Additional Party of customary joinder documentation reasonably acceptable to you and us and, thereafter, each such Additional Party shall constitute a “Commitment Party”, “Initial Lender”, “Lead Arranger” and/or “Joint Bookrunner”, as applicable, hereunder). Notwithstanding the foregoing, it is agreed that Bank of America and MLPFS will have “lead left” placement in any and all marketing materials or other documentation in connection with the Facility and shall hold the leading role and responsibility conventionally understood to be associated with such “lead left” placement. Additionally, you may allocate without limitation such additional titles (other than lead arranger and bookrunner) to additional financial institutions in connection with the Facility in consultation with the Lead Arranger. Except as set forth above, it is agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed and no other titles will be awarded, and no compensation will be paid (other than the compensation expressly contemplated by this Commitment Letter or the Fee Letter), in each case, by you or any of your affiliates in connection with the Facility unless you and the Lead Arranger shall so agree. You also agree that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Commitment Parties. In acting as lead arranger and bookrunner, the Lead Arranger will have no responsibilities other than to use commercially reasonable efforts to arrange the syndication as set forth herein. Notwithstanding to the contrary contained in this Commitment Letter or any other agreement or undertaking concerning the Facility, but without limiting the conditions precedent in Exhibit C-1 and Exhibit C-2 to the Summary of Terms, and without limiting your obligations to assist with syndication in the immediately preceding paragraph, none of the foregoing obligations under this paragraph and the immediately preceding paragraph nor the commencement, conduct or completion of the syndication contemplated by this paragraph and the immediately preceding paragraph is a condition to the availability of the commitments on the Closing Date or the funding of the Term Loans on the Funding Date.

You represent, warrant and covenant that (a) all financial projections concerning any of you, the Parent or any of your respective subsidiaries that have been or are hereafter made available to any Commitment Party or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions that are believed by you to be reasonable at the time made and at the time such Projections are delivered to the Commitment Parties, it being understood and agreed that such Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurances can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material; and (b) all Information, other than Projections, forward-looking information and information of a general economic or industry specific nature, which has been or is hereafter made available to the Commitment Parties or the Lenders by you or any of your representatives (or on your or their behalf) or by the Company or any of its subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction (which representation and warranty shall be to your knowledge to the extent it relates to Target or its subsidiaries or businesses), taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially

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misleading in light of the circumstances under which such statements are made, when taken as a whole (giving effect to all supplements and updates provided thereto). You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would not be accurate in any material respect (to your knowledge with respect to Information relating to Target) if the Information and the Projections were being furnished, and such representations and warranties were being made at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections, as applicable, such that such representations and warranties would be accurate in all material respects under those circumstances (with respect to the Information relating to Target, to your knowledge). The accuracy of the foregoing representations, whether or not supplemented, shall not be a condition to the commitments or the obligations of the Commitment Parties hereunder and our agreements to perform the services described herein. In arranging and syndicating the Facility, the Commitment Parties (i) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (ii) do not assume responsibility for the accuracy or completeness of the Information or the Projections.

You acknowledge that (a) the Arranger or affiliates thereof on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to you and your respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arranger and/or affiliates thereof on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facility and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then such materials will not be distributed by the Lead Arranger and/or its affiliates to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

You hereby agree to reimburse MLPFS and Bank of America from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable and documented fees, disbursements and other charges of Arnold & Porter Kaye Scholer LLP, as counsel to MLPFS and Bank of America, and, if necessary, of special and local counsel to the Lenders retained by the MLPFS or Bank of America and (b) due diligence expenses) incurred in connection with

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the Facility, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Transaction and any similar transaction and any of the other transactions contemplated thereby. You acknowledge that we may receive a benefit consisting of the provision of services from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You hereby agree to indemnify and hold harmless each Commitment Party, each Lender and each of their respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives of each of the foregoing (each an “Indemnified Party”; provided, however, “Indemnified Party” shall not include any such person acting solely in its capacity as a financial advisor retained by the Parent or one of its affiliates in connection with the Merger) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction and any of the other transactions contemplated thereby or (b) the Facility, or any use made or proposed to be made with the proceeds thereof (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY), except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence, bad faith or willful misconduct, (ii) such Indemnified Party’s material breach of its obligations under this Commitment Letter or the Fee Letter, or (iii) disputes solely among Indemnified Parties not arising from or in connection with any act or omission by you or any of your affiliates (other than any Proceedings (as hereinafter defined) against a Commitment Party in its capacity or in fulfilling its role as an administrative agent or arranger or other similar role under the Facility). In the case of an investigation, litigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence, bad faith or willful misconduct or (y) such Indemnified Party’s material breach of its obligations under this Commitment Letter or the Fee Letter; provided, that you shall be responsible for the fees and expenses of only one counsel for all Indemnified Parties in connection with indemnification claims arising out of the same facts or circumstances and, if necessary or advisable in the judgment of a Commitment Party, a single local counsel to the Indemnified Parties in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to all affected Indemnified Parties or similarity situated Indemnified Parties. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction. You shall not be liable under the foregoing indemnity for any settlement of any Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent or if

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there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this paragraph. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault by or on behalf of such Indemnified Party.

This Commitment Letter, the fee letter among you, Bank of America and MLPFS of even date herewith (the Fee Letter”) and the contents hereof and thereof are confidential and may not be disclosed by you in whole or in part to any person or entity without our prior written consent except (i) on a confidential and need-to-know basis, to the Parent and your Subsidiaries and your and their directors, officers, employees, accountants, attorneys and other professional advisors in connection with the Transaction, (ii) following your return of an executed counterpart of this Commitment Letter and the Fee Letter to the Lead Arranger as provided below, you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any offering memoranda relating to the Facility, in any syndication or other marketing materials in connection with the Facility or in connection with any public filing relating to the Transaction, (iii) following your return of an executed counterpart of this Commitment Letter and the Fee Letter to the Lead Arranger as provided below, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed, (iv) you may disclose, on a confidential basis, the existence and contents of this Commitment Letter, including the Summary of Terms (but not the Fee Letter) to any prospective Lenders to the extent necessary to satisfy your obligations or the conditions hereunder, (v) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by law, (i) to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (vi) you may disclose the aggregate fee amounts contained in the Fee Letter in financial statements or as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transaction to the extent customary or required in offering and marketing materials for the Facility or in any public filing relating to the Transaction (which in the case of such public filing may indicate the existence of the Fee Letter), (vii) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter and (viii) you may disclose this Commitment Letter and the Fee Letter, each in a redacted form acceptable to the Commitment Parties, on a confidential basis to Target and its board of directors, officers, employees, independent auditors (but only with respect to this Commitment Letter) and attorneys, in each case, on a confidential and need-to-know basis in connection with their consideration of the Transaction. Each Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you and your subsidiaries, which information includes your name and address and other information that will allow such Commitment Party to identify you in accordance with the Act.

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Each of the Commitment Parties shall use all information provided to them by or on behalf of you hereunder or in connection with the Merger or the related Transaction solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information and shall not disclose such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case, we agree (except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by law, to notify you of the proposed disclosure in advance of such disclosure), (ii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its respective affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, promptly notify you thereof), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this paragraph by such Commitment Party or any of its affiliates, (iv) to such Commitment Party’s affiliates and to its and their respective employees, officers, directors, attorneys, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information and who are either subject to customary confidentiality obligations of employment or professional practice, or who agree (which agreement may be oral or pursuant to company policy) to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the Commitment Parties shall be responsible for their affiliates’ compliance in keeping such information confidential, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is or was received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (vii) in connection with the exercise of remedies to the extent relating to this Commitment Letter or the Fee Letter or (viii) to potential Lenders, participants assignees or potential counterparties to any swap or derivative transaction relating to the Parent or any of its subsidiaries or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Commitment Parties, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, Target and your and its respective affiliates with the same degree of care as they treat their own confidential information and otherwise subject to the immediately preceding paragraph. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any of their respective customers. In connection with the services and transactions contemplated hereby and subject to the confidentiality provisions in the preceding paragraph, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, Target or any of your or its respective affiliates that is or may come into the possession of any Commitment Party or any of such affiliates.

In connection with all aspects of the Transaction, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of

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evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity in connection with the Transaction and (ii) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter. You acknowledge and agree that you will not assert any claim against any Commitment Party based on any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by, based upon, arising out of or relating to this Commitment Letter.

This Commitment Letter and each of the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the determination of the accuracy of any Merger Agreement Representations and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your (or their) obligations under the Merger Agreement or to decline to consummate the Merger pursuant to the Merger Agreement and (b) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Documents, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland, except with respect to matters under the Delaware Limited Liability Company Act relating to the Merger, which shall be governed by the laws of the State of Delaware. Each of you and each Commitment Party hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of any Commitment Party in the negotiation, performance or enforcement hereof. You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter and the transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter or in the Fee Letter shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter, either of the Fee Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any of the assets of you or any of your subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. You agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You waive, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

10

The provisions of this paragraph and the immediately preceding seven paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or MLPFS hereunder (but subject to the final sentence of the fourth preceding paragraph relating to automatic termination of the obligations of the Commitment Parties under such paragraph); provided, that if the Facility closes and the Facility documentation shall be executed and delivered, the provisions under the immediately preceding fourth and sixth paragraphs shall be superseded and deemed replaced by the terms of the Facility documentation to the extent covered thereby.

This Commitment Letter and each Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or either of the Fee Letters by telecopier, facsimile, electronic mail or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter embody the entire agreement and understanding among the Commitment Parties, you and your affiliates with respect to the Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. Without limiting the foregoing, THIS COMMITMENT LETTER AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. Neither this Commitment Letter nor the Fee Letter may be amended or waived except by an instrument in writing signed by each of the parties hereto or thereto, as the case may be. Neither this Commitment Letter nor the Fee Letter is assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, the parties hereto agree that MLPFS may, without notice to any other party hereto, assign its rights and obligations under this Commitment Letter and the Fee Letter to any other registered broker-dealer wholly-owned by MLPFS’s ultimate parent company to which all or substantially all of such parent company’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date hereof.

This Commitment Letter and all undertakings of the Commitment Parties hereunder will expire at 5:00 p.m. (New York City time) on May 6, 2019 unless this Commitment Letter and the Fee Letter have been executed by all parties hereto and thereto and returned to us prior to that time. Upon execution and delivery of this Commitment Letter and the Fee Letter by each of the parties hereto and thereto in accordance with the terms hereof and thereof, this Commitment Letter and the Fee Letter shall become a binding and enforceable agreements (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally) with respect to the subject matter contained herein, including the good faith negotiation of the Facility documentation by the parties hereto in a manner consistent with this Commitment Letter; it being acknowledged and agreed that the availability of the commitments on the Closing Date and the funding of the Term Loans on the Funding Date are subject only to the applicable conditions precedent set forth in Exhibit C-1 and Exhibit C-2 to the Summary of Terms. The commitments (or any portion thereof) and undertakings of the Commitment Parties hereunder may be terminated by you at any time upon written notice to us. In any event, subject to the provisions of the fourth from last paragraph of this Commitment Letter, all undertakings of you and the Commitment Parties hereunder will expire on the earliest to occur of (a) execution and delivery of the Facility documentation, (b) the Outside Date (as defined in the

11

Merger Agreement, as in effect on the date hereof) unless the Closing Date occurs on or prior thereto, (c) the closing of the Merger without the use of the Facility and (d) the date that the Merger Agreement is validly terminated by you (or any of your affiliates) or expires in accordance with the terms thereof.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Suzanne E. Pickett
	Name:	Suzanne E. Pickett
	Title:	Vice President

MERILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Philip Bearden
	Name:	Philip Bearden
	Title:	Managing Director

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

PARK INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Thomas J. Baltimore
	Name:	Thomas J. Baltimore
	Title:	President and Chief Executive Officer

PK DOMESTIC PROPERTY LLC, a Delaware limited liability company

By:	Park Intermediate Holdings LLC, its managing member

By:	/s/ Thomas J. Baltimore
	Name:	Thomas J. Baltimore
	Title:	President and Chief Executive Officer

Signature Page to Project Old Dominion Commitment Letter

EXHIBIT A

Summary of Terms

(See attached)

Summary of Terms and Conditions1

Park Intermediate Holdings LLC and PK Domestic Property LLC

$1,100,000,000 Senior Unsecured Delayed Draw Term Loan Facility

DATE:	May 5, 2019.

BORROWERS:	Park Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), which is the operating limited liability company of Park Hotels & Resorts Inc. (the “Parent” or “REIT”), PK Domestic Property LLC, a Delaware limited liability company, f/k/a Hilton Domestic Property LLC (“Domestic Property”), a Wholly Owned Subsidiary of the Company, and either (x) certain Wholly Owned Subsidiaries of the Company that are designated by the Company as co-borrowers pursuant to the definitive documentation or (y) to the extent applicable, are designated as co-borrowers pursuant to the Existing Credit Agreement (the “Subsidiary Borrowers”, and together with the Company and Domestic Property, the “Borrowers”). The Company, Domestic Property and the other domestic Subsidiary Borrowers will be jointly and severally liable for all obligations under the Facility (as defined below) and any foreign Subsidiary Borrowers will be liable for the obligations under the Facility consistent with the Existing Credit Agreement.

GUARANTORS:	To be the same as the “Guarantors” under (and as defined in ) the Existing Credit Agreement (and including joinder requirements and release provisions that correspond to those set forth in the Existing Credit Agreement). The Borrowers and the Guarantors will guarantee all obligations of the Subsidiary Borrowers under the Facility documentation to the extent required in connection with the Existing Credit Agreement. All guarantees of the Facility will be unconditional guaranties of payment. As used herein, Subsidiaries of the Company that are guarantors under the Facility are sometimes referred to as “Subsidiary Guarantors” and individually as a “Subsidiary Guarantor” and the Subsidiary Guarantors, together with the Parent, if the Parent guarantee has been provided consistent with the provisions in the Existing Credit Agreement, are sometimes referred to herein collectively as the “Guarantors” and individually, as a “Guarantor”).

[1]	Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

DOCUMENTATION
PRINCIPLES:	Effectiveness of the Facility will be subject to the execution and delivery of mutually acceptable documentation, which will be consistent with this Summary of Terms and the Commitment Letter to which this Summary of Terms is attached (the “Commitment Letter”) and consistent with the Limited Condition Provisions, and will contain representations and warranties, covenants, events of default and other provisions which shall be in substantially identical form as corresponding provisions of the Existing Credit Agreement (including the Permitted Amendments) and the “Loan Documents” (as defined thereunder), as applicable, except to the extent necessary to reflect (a) the terms and conditions described herein (including, without limitation, modifications to reflect the nature of the Facility as a multi-tranche delayed draw term loan facility and the absence of a revolving credit facility, related sub-facilities, multicurrency credit extensions, incremental facilities and maturity extensions), (b) changes in law or accounting standards since the date of the Existing Credit Agreement, (c) the Administrative Agent’s current documentation standards for credit facilities similar to the Facility relating to (i) mechanics of funding and prepaying loans, including mechanics to permit the Borrowers to use the Administrative Agent’s CashPro credit portal and (ii) methods of determining and calculating interest rates and related matters, (iii) administrative agency, (d) the inclusion of a representation and warranty that no Loan Party is an EEA Financial Institution, (e) inclusion of ERISA-related representations by the Lenders to the Administrative Agent in form substantially consistent with the most recent guidance provided by the LSTA, (f) such other changes as are mutually agreeable to the Company, the Administrative Agent and the Lead Arranger and (g) subject to the foregoing clauses, an “auto-amend” provision with respect to automatic amendment of the Facility documentation to reflect changes to corresponding provisions in the Existing Credit Agreement made after the Closing Date in connection with the contemplated amendment or restatement of the Existing Credit Facilities, in each case, such changes to be mutually agreed (collectively, the “Documentation Principles”). Capitalized terms used but not defined in Exhibit B attached hereto or otherwise defined herein shall have the meanings assigned to them in the Existing Credit Facilities documentation (or, where appropriate, have meanings that are consistent with the

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corresponding terms defined in the Existing Credit Facilities documentation taking into account modifications of the sort contemplated in the prior sentence).

RECOURSE:	The Facility shall be fully recourse to the Borrowers and Guarantors (collectively, the “Loan Parties”).

COLLATERAL:	None; provided, that if any Loan Party or subsidiary thereof pledges an asset or property as collateral to secure the Existing Credit Facilities, such Loan Party shall contemporaneously pledge to the Administrative Agent (for the ratable benefit of the Lenders (defined below)) a lien on such asset or property as collateral to secure the Facility. All such liens shall be pari passu, and the secured parties under the Existing Credit Facilities (or an agent or trustee on their behalf) and the Administrative Agent shall enter into intercreditor arrangements setting forth the relative rights of the parties in respect of the collateral, which intercreditor arrangements shall be reasonably satisfactory to the Administrative Agent (any and all agreements and documents evidencing such intercreditor arrangements being referred to herein as “Intercreditor Agreements”). For clarity, no such Intercreditor Agreement shall be required as a condition to the initial funding of the Facility.

GUARANTOR/
COLLATERAL RELEASE:	The Facility documentation (and, as to collateral, the Intercreditor Agreements) will provide that Subsidiary Guarantors and collateral will be released contemporaneously with the corresponding release under the Existing Credit Facilities on consistent terms.

LEAD ARRANGER
& BOOKRUNNER:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (acting directly or through is designated affiliate) (the “Lead Arranger”) will act as lead arranger for the Facility.

ADMINISTRATIVE
AGENT:	Bank of America, N.A. (“Bank of America” or “Administrative Agent” or “Agent”).

LENDERS:	A syndicate of banks, financial institutions and other entities (including Bank of America) (collectively the “Lenders”) acceptable to Lead Arranger and the Company in accordance with the Commitment Letter.

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REQUISITE LENDERS:	Lenders having greater than 50% of the aggregate amount of loans and commitments under the Facility; provided that (i) in determining such percentage at any given time, all then existing defaulting lenders will be disregarded and excluded, and the pro rata shares of the Lenders shall be redetermined, for voting purposes only, to exclude the pro rata shares of such defaulting lenders, and (ii) at all times when two or more Lenders are party to the Facility documentation, the term “Requisite Lenders” shall in no event mean less than two Lenders.

FACILITY:	A senior unsecured, multi-tranche delayed draw term loan facility (the “Facility”) consisting of the following two tranches:

(a) Tranche A-1 of $250 million, maturing two years after the Closing Date (“Tranche A-1”); and

(b) Tranche A-2 Term Loan of $850 million, maturing five years after the Closing Date (“Tranche A-2” and together with Tranche A-1, the “Tranches” and each individually, a “Tranche”).

The loans made by the Lenders under Tranche A-1 are referred to herein collectively as the “Tranche A-1 Loans.” Tranche A-1 Loans may be drawn in up to two draws, at any time the Borrowers elect on or prior to the later of (a) the 90th day following the Closing Date (defined below) and (b) the Outside Date (as defined in the Merger Agreement, as in effect on the date of the acceptance of the Commitment Letter). The Lenders’ unfunded commitments under Tranche A-1 shall be automatically and permanently reduced to zero on the earliest to occur of (the “Tranche A-1 Commitment Termination Date”) (a) the later of (i) the 90th day following the Closing Date (defined below) and (ii) the Outside Date, (b) the date the Borrowers make a second draw under such Tranche (after giving effect thereto) and (c) the date (if any) that the commitments under such Tranche are terminated in accordance with the Facility documentation.

The loans made by the Lenders under Tranche A-2 are referred to herein collectively as the “Tranche A-2 Loans” and together with the Tranche A-1 Loans, collectively, the “Term Loan.” Tranche A-2 Loans may be drawn in up to two draws, at any time the Borrowers elect on or prior to the later of (a) the 90th day following the Closing Date and (b) the Outside Date. The

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Lenders’ unfunded commitments under Tranche A-2 shall be automatically and permanently reduced to zero on the earliest to occur of (the “Tranche A-2 Commitment Termination Date”) (a) the later of (i) the 90th day following the Closing Date and (ii) the Outside Date, (b) the date the Borrowers make a second draw under such Tranche (after giving effect thereto) and (c) the date (if any) that the commitments under such Tranche are terminated in accordance with the Facility documentation.

No portion of the Term Loan may be reborrowed once repaid or prepaid.

Each tranche of the Facility (including, without limitation, any Incremental TL Tranche (defined below)) will be pari passu with each other tranche thereof.

ACCORDION
FEATURE:	At any time on or after the Funding Date, the Borrowers will have the right to increase the principal amount of Tranche A-1 Term Loans and/or increase the principal amount of Tranche A-2 Term Loans and/or add new pari passu term loan tranches (“Incremental TL Tranches”), such that the maximum aggregate amount of the Facility does not exceed $1,500,000,000 in the aggregate after giving effect to all such increases and Incremental TL Tranches, upon Borrower’s request and the satisfaction of the following conditions: (a) the absence of any default or event of default under the Facility, (b) the provision of sufficient additional commitments by Lenders for such increased amounts, (c) all representations and warranties being true and correct in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (in each case, without duplication of materiality qualifiers set forth in such representations and warranties), (d) payment of applicable fees, (e) all incremental commitments and loans provided as part of Tranche A-1, Tranche A-2 or a then existing Incremental TL Tranche shall be on the same terms as the class of the Facility being increased, (f) all incremental commitments and loans provided as part of a newly established Incremental TL Tranche shall be on terms agreed to by the Borrowers and the lenders providing such Incremental TL Tranche, provided, that (i) the final maturity date therefor may not be earlier than the latest maturity date of any

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then existing class of the Facility and (ii) if the terms of such Incremental TL Tranche (other than final maturity) are not the same as the terms of Tranche A-1, Tranche A-2 or a then existing Incremental TL Tranche, such new Incremental TL Tranche shall be on terms reasonably acceptable to the Administrative Agent and the lenders providing such Incremental TL Tranche and (g) receipt by the Administrative Agent of reasonably satisfactory certificates, opinions (to the extent requested by the Administrative Agent) and other documents as are customary or otherwise appropriate for such increase.

PURPOSE:	Proceeds of the Term Loan shall be used to (a) fund, in full or in part, the payment of cash consideration payable by Domestic Property under the Merger Agreement, (b) repay certain outstanding indebtedness of Target and (c) to pay fees and expenses in connection with the closing of the Facility and the Merger.

MATURITY:	The Tranche A-1 Loans shall be due and payable in full on the second anniversary of the Closing Date.

The Tranche A-2 Loans shall be due and payable in full on the fifth anniversary of the Closing Date.

AMORTIZATION:	Interest-only.

MANDATORY
PREPAYMENTS
AND COMMMITMENT
REDUCTIONS:	On or prior to the Funding Date, the commitments of the Lenders under Tranche A-1 will be permanently reduced by the amount of each Prepayment Receipt (defined below).

After the Funding Date, the following (each, a “Prepayment Receipt”) shall be applied to prepay the Tranche A-1 Loans (or, in the event the Tranche A-1 has been partially funded, the Borrowers may in their discretion elect to reduce the remaining commitments of the Lenders under Tranche A-1 in lieu of prepaying the Tranche A-1 Loans):

(a) 100% of all net cash proceeds from sales of properties and assets on or after the Closing Date by any Group Member or sales of equity interests of any Group Member (excluding net

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cash proceeds from: (i) sales of personal property; (ii) proceeds from any casualty or condemnation event that are reinvested (or committed to be reinvested) within 360 days in replacement assets; (iii) that are held in escrow in connection with an exchange or swap of real property assets in a transaction covered by Section 1031 of the Internal Revenue Code; (iv) any intercompany transfer; (v) any dispositions of, or dispositions of equity interests in any Subsidiary that owns, foreign properties and assets; and (vi) other dispositions that do not, when taken together, exceed $15,000,000);

(b) 100% of all net cash proceeds from the issuance on or after the Closing Date of equity interests (including, without limitation, any securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities, any forward sale of equity securities or similar transaction) in any Group Member to any Person that is not a Group Member to the extent that such net cash proceeds, when taken together with the net cash proceeds of all such issuances, exceeds $15,000,000, subject to exceptions for equity-based employee compensation plans, including employee stock option plans (for the avoidance of doubt, the issuance of equity to shareholders and option holders of Target and its subsidiaries pursuant to the Merger Agreement is not subject to the requirements of this clause (b)); and

(c) 100% of all net cash proceeds from the issuance or incurrence on or after the Closing Date of Specified Indebtedness (defined below) of any Group Member owing to any Person that is not a Group Member.

As used herein, “Specified Indebtedness” means any Indebtedness for borrowed money of a Group Member issued or incurred after the Closing Date (excluding: (i) any such Indebtedness which, taken together with all other such Indebtedness issued or incurred after the Closing Date, does not exceed $15,000,000; (ii) revolving credit loans borrowed under the Existing Credit Facilities (as it may be amended or restated, including pursuant to the Permitted Amendments) in amounts not in excess of the revolving commitments thereunder as in effect on the Commitment Effective Date; (iii) Indebtedness incurred pursuant to the refinancing of any Indebtedness existing on the Commitment Effective Date, in each case only to the

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extent that such refinancing does not result in an increase of more than $15,000,000 in the aggregate principal amount of such Indebtedness being refinanced (other than in respect of accrued interest, fees, premiums and expenses with respect thereto); (iv) purchase money indebtedness, equipment financings, working capital facilities of foreign subsidiaries of the Company and overdraft facilities; (v) the assumption of indebtedness in connection with the Merger or any other acquisition by any Group Member; and (vi) any other Indebtedness for borrowed money that is mutually agreed to be excluded).

For purposes hereof, “net cash proceeds” shall (i) with respect to any Subsidiary of the Parent that is not a Wholly Owned Subsidiary thereof, be limited to a percentage of such net cash proceeds that corresponds to the Parent’s Ownership Share (as defined in the Existing Credit Agreement as in effect on the Commitment Effective Date) of such Subsidiary (or, if less, the amount permitted by the organizational documents of such Subsidiary as in effect on the Commitment Effective Date), (ii) with respect to any property or asset sold subject to Secured Indebtedness, be limited to the actual cash proceeds received by the seller entity after such seller entity repays such Secured Indebtedness, and (iii) be defined in a customary manner for facilities similar to the Facility, consistent with the Documentation Principles, and shall net, among other things, amounts required to be paid as taxes and an amount approximately equal to the taxable gain or net income from a sale of real property assets to be distributed to shareholders of the Parent and, without duplication, any subsidiary REIT of the Parent, in order to avoid income or excise tax.

Mandatory prepayments of the Tranche A-1 Term Loans will be made without penalty or premium (except for customary LIBOR “breakage costs”).

OPTIONAL
PREPAYMENT AND
COMMITMENT
REDUCTIONS:	Tranche A-1 Term Loans and Tranche A-2 Term Loans may be prepaid in whole (and commitments may be reduced by the Borrowers) or in part at any time without penalty or premium (except for customary LIBOR “breakage costs”).

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INTEREST RATES:	As specified on Exhibit A attached hereto.

FEES:	As set forth on Exhibit A attached hereto and in the Fee Letters.

FINANCIAL COVENANTS:	The financial covenants shall be the same as the financial covenants in the Existing Credit Agreement, subject to the Documentation Principles, which on the Commitment Effective Date are:

1. Maximum Leverage Ratio < 7.25:1.00.

Leverage Ratio:

Indebtedness (net of the amount of Unrestricted Cash and Cash Equivalents in excess of $100,000,000) divided by Consolidated EBITDA as at the end of the most recent Test Period.

For purposes of determining the Leverage Ratio, Consolidated EBITDA shall be calculated on a pro forma basis for acquisitions and dispositions during such period, such that (i) in the case of a Hotel Property acquired during the calculation period, Consolidated EBITDA attributable thereto for the entire period shall be included in the determination of Consolidated EBITDA and (ii) in the case of a Hotel Property disposed of during the calculation period, Consolidated EBITDA attributable thereto for the entire period shall be excluded in the determination of Consolidated EBITDA for such period.

2. Minimum Fixed Charge Coverage Ratio > 1.50:1.00.

Consolidated Reserve Adjusted EBITDA as at the end of each Test Period to Consolidated Fixed Charges as at the end of such period.

3. Maximum Secured Indebtedness < 45.0%.

Secured Indebtedness to Total Asset Value.

4. Maximum Unencumbered Leverage Ratio < 60.0%.

Unsecured Indebtedness (net of the amount of Unrestricted Cash and Cash Equivalents in excess of $100,000,000) to Unencumbered Asset Value.

Company may elect, concurrently with or prior to delivery of a compliance certificate for any fiscal period and provided that no default or event of default under the Facility has occurred and is

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continuing (other than as a result of the maximum Unencumbered Leverage Ratio as of the end of such fiscal quarter being greater than 60.0% but less than or equal to 65.0%), that the maximum Unencumbered Leverage Ratio be increased to 65.0% for such fiscal period and the next succeeding fiscal period (the “Unencumbered Leverage Increase Period”); provided that (i) the Company may elect not more than three Unencumbered Leverage Increase Periods during the term of the Facility and (ii) any such Unencumbered Leverage Increase Periods shall be non-consecutive.

5. Minimum Unsecured Interest Coverage Ratio > 2.00:1.00.

The ratio of Unencumbered Adjusted NOI for any Test Period to the actual Consolidated Interest Expense on Unsecured Indebtedness for such period.

6. Dividend Payout/Distributions.

Consistent with the Documentation Principles

UNENCUMBERED
PROPERTIES:	Consistent with the Documentation Principles, only Eligible Properties (collectively, the “Unencumbered Pool”) shall be included in the calculation of Unencumbered Asset Value.

A Hotel Property shall be excluded from the Unencumbered Pool if at any time such Hotel Property shall cease to be an Eligible Property.

OTHER COVENANTS:	Consistent with the Documentation Principles and subject to the Limited Condition Provisions

REPORTING
REQUIREMENTS:	Consistent with the Documentation Principles

INDEMNIFICATION:	Consistent with the Documentation Principles

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CONDITIONS
PRECEDENT
TO LOANS MADE
ON THE
FUNDING DATE:	Effectiveness of the Facility (the date upon which the Facility becomes effective being referred to herein as the “Closing Date”) shall be conditioned solely upon the conditions precedent set forth in Exhibit C-1 attached hereto. Availability of the initial loans under the Facility (the date upon which the initial loans under the Facility are funded being referred to herein as the “Funding Date”) shall be conditioned solely upon the conditions precedent set forth in Exhibit C-2 attached hereto.

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CONDITIONS
PRECEDENT
TO LOANS MADE AFTER
THE FUNDING DATE:	Consistent with the Documentation Principles with respect to loans under the Facility made or continued after the Funding Date.

REPRESENTATIONS:	Consistent with the Documentation Principles and subject to the Limited Condition Provisions

EVENTS OF
DEFAULT:	Consistent with the Documentation Principles and subject to the Limited Condition Provisions

DEFAULTING
LENDERS:	Consistent with the Documentation Principles

ASSIGNMENTS/
PARTICIPATIONS:	Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments in acceptable minimum amounts to one or more assignees. The consent of the Company, on behalf of itself and the other Borrowers, will be required for any assignment unless (i) a payment or bankruptcy event of default exists or (ii) the assignment is to a Lender, an affiliate of a Lender or an approved fund (as such term is defined in the Facility documentation). The consent of the Administrative Agent will be required for any assignment in respect of any portion of the Term Loan to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an approved fund in respect of such Lender. Lenders will be permitted to sell participations with voting rights limited to significant matters otherwise requiring the approval of all affected lenders such as changes in amount, rate and maturity date and releases of all or substantially all of value of the Guarantors other than as expressly permitted under the Facility documentation. An assignment fee of $4,500 ($7,500 (or such lesser amount as the Administrative Agent shall agree, but in no event less than $4,500) for any Defaulting Lender) shall be payable by any assigning Lender to the Administrative Agent upon the effectiveness of any such assignment (including, but not limited to, an assignment by a Lender to another Lender). Lenders shall have the right to disclose information to prospective participants and assignees subject to the confidentiality requirements of the Facility documentation.

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WAIVERS AND
AMENDMENTS:	Amendments and waivers of the provisions of the Facility documentation will require the approval of Requisite Lenders, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions of principal payments, interest, or fees (other than a waiver of default interest and changes to financial covenant calculations and definitions that may indirectly affect pricing), (ii) extensions of scheduled maturities or times for payment, and (iii) releases of all or substantially all of the value of the Guarantors or the Collateral other than as expressly permitted under the Facility documentation and (b) the consent of the Lenders holding more than 50% of the aggregate amount of the extensions of credit and unused commitments under a particular tranche of the Facility shall be required with respect to certain matters specific to that tranche only (and not affecting any other tranche or the funding or availability of another tranche). Notwithstanding the foregoing, modifications to provisions setting forth pro rata shares of the Lenders and reallocation of pro rata payments among the Lenders that are made in connection with the establishment of Incremental TL Tranches shall require approval only of the Administrative Agent and such Lenders as are providing commitments for such Incremental TL Tranches so long as such payments continue to be based on each Lender’s pro rata share of all commitments and/or outstandings, as appropriate, under the tranches in which it participates in the Facility. In addition, the Facility will contain customary lender replacement provisions for, among other things, non-consenting lenders, defaulting lenders, increased cost lenders or the illegality or suspension asserted by any Lender to fund or maintain Eurodollar Rate loans. The Facility documentation will also permit amendments and/or supplements jointly agreed to by the Company and the Administrative Agent to cure any ambiguity, omission, mistake or defect in any provision of the Facility documentation.

EXPENSES:	Consistent with the Documentation Principles

GOVERNING LAW:	The Facility documentation shall be governed by the laws of the State of New York.

CONFIDENTIALITY:	The Facility documentation will contain confidentiality provisions with respect to the Lenders that are consistent with the Documentation Principles.

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EXHIBIT A

INTEREST RATES

INTEREST OPTIONS:	The Facility will bear interest at either (a) the Base Rate plus the Applicable Margin for Base Rate loans (determined in accordance with the Pricing Grid set forth below) or (b) the Eurodollar Rate for the applicable interest period plus the Applicable Margin for Eurodollar Rate loans (determined in accordance with the Pricing Grid set forth below).

As used herein:

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b) for any interest calculation with respect to a Base Rate loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. dollar deposits with a term of one month commencing that day; and

(c) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate for an interest period of one month, plus 1.00%.

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“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the business day next succeeding such day; provided that (a) if such day is not a business day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding business day as so published on the next succeeding business day, and (b) if no such rate is so published on such next succeeding business day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

LIBOR SUCCESOR
RATE:	If the Administrative Agent determines, or the Company or Requisite Lenders notify the Administrative Agent that: (a) adequate and reasonable means do not exist for ascertaining LIBOR and such circumstances are unlikely to be temporary, or (b) the administrator of LIBOR or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans, or (c) syndicated loans are being executed or amended to incorporate or adopt a new benchmark interest rate to replace LIBOR, then the Administrative Agent and the Company, on behalf of itself and the other Borrowers, may enter into an amendment to replace LIBOR with an alternate benchmark rate (including any applicable mathematical adjustments) (“Successor Rate”), giving due consideration to any evolving or existing convention, together with any proposed Successor Rate conforming changes. Any such amendment shall become effective unless Required Lenders object to such amendment within five (5) business days. In no event shall the Successor Rate be less than zero.

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COST AND YIELD
PROTECTION, ETC.:	The Facility documentation will include customary provisions consistent with the Documentation Principles, including replacement rights with respect to affected lenders, (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change of law regardless of the date enacted, adopted or issued) (which shall be subject to a customary retroactive look-back period of not more than 180 days); provided that any such determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with such Lender’s general practices under similar circumstances in respect of similarly situated customers (it being agreed that a Lender shall not be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim), and (b) indemnifying the Lenders for breakage costs incurred in connection with among other things, any failure to borrow a Eurodollar Rate loan, or any repayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto.

DEFAULT INTEREST:	While any event of default under the Facility exists, the Borrowers shall pay interest (a) in respect of the Term Loan that is not paid when due, at the rate otherwise applicable plus an additional 2.0% per annum and (b) with respect to any other obligation that is not paid when due at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate loans plus 2.0%.

PAYMENT OF

INTEREST:	All accrued interest on advances shall be payable monthly in arrears on the first day of each month and on any date on which the principal balance of an advance is due and payable in full, except that interest on Eurodollar Rate loans shall be payable at the end of the interest period applicable thereto (but in any event not less frequently than every three months). Interest payable at the default rate shall be payable on demand.

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PRICING GRID:	Each interest rate margin with respect to the Facility shall be determined based on the Leverage Ratio pursuant to the Pricing Grid set forth below.[2]

Pricing Level	Ratio of Indebtedness to Consolidated EBITDA	Eurodollar Rate Interest Margin
I	Less than 3.50 to 1.00	1.35%
II	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	1.40%
III	Greater than or equal to 4.00 to 1.00 but less than 5.00 to 1.00	1.50%
IV	Greater than or equal to 5.00 to 1.00 but less than 5.50 to 1.00	1.70%
V	Greater than or equal to 5.50 to 1.00 but less than 6.00 to 1.00	1.85%
VI	Greater than or equal to 6.00 to 1.00 but less than 6.50 to 1.00	2.10%
VII	Greater than or equal to 6.50 to 1.00 but less than 7.00 to 1.00	2.35%
VIII	Greater than or equal to 7.00 to 1.00	2.65%

[2]

The interest rate margin for any Base Rate loan under the Facility at any Pricing Level set forth in this pricing grid will be 100 basis points (1.00%) lower than the interest rate margin for Eurodollar Rate loans at the same Pricing Level (but in no event will the interest rate margin with respect to any loan be less than zero).

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EXHIBIT B

CERTAIN DEFINED TERMS

Existing Credit Agreement:	means the Credit Agreement, dated as of December 28, 2016, as amended prior to the Closing Date (as contemplated by the Documentation Principles), by and among the Parent, the Company, the subsidiaries of the Company party thereto, the lenders thereunder, Wells Fargo Bank, National Association, as Administrative Agent and the other parties thereto.

Existing Credit Facilities:	means the credit facilities provided pursuant to the Existing Credit Agreement.

Consolidated Group:	means the Parent and its consolidated Subsidiaries.

Group Member:	means a member of the Consolidated Group.

Merger Agreement:	means the Agreement and Plan of Merger dated as of May 5, 2019 by and among Parent, Domestic Property, PK Domestic Sub LLC and Target, including all schedules and exhibits thereto.

Permitted Amendments:	means certain amendments to the Existing Credit Agreement to be entered into after the Commitment Effective Date, the substance of which were disclosed to the Lead Arranger and the Administrative Agent prior to the Commitment Effective Date.

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EXHIBIT C-1

CONDITIONS PRECEDENT TO EFFECTIVNESS OF THE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit C-1 is attached.

Effectiveness of the Facility will be subject to the following conditions precedent:

Subject to the Limited Condition Provisions and the Documentation Principles, the execution and delivery of the Facility documentation by the Borrowers as of the Closing Date, the Guarantors as of the Closing Date and the Administrative Agent, which shall be consistent, in each case, with the Commitment Letter.

The Lead Arranger shall have received a fully executed copy of the Merger Agreement.

There shall not have been occurred on or after the Commitment Effective Date any amendments, modifications or waivers by the Company or any of its affiliates of, or consents by the Company or any of its affiliates under, the Merger Agreement that are materially adverse to the Lenders or the Lead Arranger in their respective capacities without the consent of the Lead Arranger, such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that (a) any (i) increase in the aggregate cash consideration to be paid under the Merger Agreement (the “Cash Merger Consideration”), if funded with equity shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger and shall not require the consent of the Lead Arranger to the extent funded by equity only and (ii) any decrease in the Cash Merger Consideration shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger if such decrease shall reduce dollar-for-dollar the commitments in respect of the Facility (allocated first to Tranche A-1 and second to Tranche A-2) and (b) any (i) amendment or modification to the definition of “Company Material Adverse Effect” (as such term is defined in the Merger Agreement), (ii) consent or waiver given by the Company or any affiliate thereof as to any matter that would but for such consent constitute a “Company Material Adverse Effect”, or (iii) action or omission taken at the request of the Company or any affiliate thereof that would but for such request constitute a “Company Material Adverse Effect”, shall in each case be deemed to be materially adverse to the Lenders.

The Specified Representations shall be true and correct in all material respects as of the Closing Date.

The Lead Arranger shall have received (a) GAAP audited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Parent for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 (each of which the

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Lead Arranger acknowledges have been received) and (b) GAAP unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Parent for each subsequent fiscal quarter ending after December 31, 2018 and at least 45 days prior to the Closing Date; provided that the Parent’s public filing of any required financial statements with the SEC shall constitute delivery of such financial statements to the Lead Arranger.

There shall exist no event of default under the Facility documentation corresponding to the following provisions of the Existing Credit Agreement as in effect on the Commitment Effective Date: Section 11.1(e) (voluntary bankruptcy proceeding) (solely with respect to the Parent and the Borrowers) and Section 11.1(f) (involuntary bankruptcy proceeding) (solely with respect to the Parent and the Borrowers).

The Administrative Agent shall have received (a) customary opinions of counsel to the Loan Parties and (b) customary closing certificates, certificates of good standing, charter documents, incumbency certificates and evidences of authority.

The receipt by the Lead Arranger of all necessary information in connection with the USA Patriot Act, “know your customer” requirements, beneficial ownership regulations and other customary requirements, in each case to be delivered by the Loan Parties not later than five (5) business days prior to the Closing Date to the extent such information is requested not later than ten (10) business days prior to the Closing Date.

The Administrative Agent shall have received a solvency certificate of the chief financial officer of the Parent in substantially the form of Annex I to this Exhibit C.

To the extent invoiced at least one (1) business day prior to the Closing Date, all accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors required to be reimbursed under the Commitment Letter) and other compensation due and payable to the Administrative Agent, the Lead Arranger and the Lenders on the Closing Date shall have been paid.

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EXHIBIT C-2

CONDITIONS PRECEDENT TO INITIAL LOANS UNDER THE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit C-2 is attached.

The obligation of the Lenders to fund the initial loans under the Facility shall be subject solely to the following conditions precedent:

1.	The Facility shall have become effective.

2.

The Merger shall have been consummated, or substantially simultaneously with the funding of the initial loans under the Facility shall be consummated, in accordance with the Merger Agreement, without giving effect to any amendments, modifications or waivers by the Company or any of its affiliates of, or consents by the Company or any of its affiliates under, the Merger Agreement that are materially adverse to the Lenders or the Lead Arranger in their respective capacities without the consent of the Lead Arranger, such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that (a) any (i) increase in the aggregate cash consideration to be paid under the Merger Agreement (the “Cash Merger Consideration”), if funded with equity shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger and shall not require the consent of the Lead Arranger to the extent funded by equity only and (ii) any decrease in the Cash Merger Consideration shall not be deemed to be materially adverse to the interests of the Lenders and the Lead Arranger if such decrease shall reduce dollar-for-dollar the commitments in respect of the Facility (allocated first to Tranche A-1 and second to Tranche A-2) and (b) any (i) amendment or modification to the definition of “Company Material Adverse Effect” (as such term is defined in the Merger Agreement), (ii) consent or waiver given by the Company or any affiliate thereof as to any matter that would but for such consent constitute a “Company Material Adverse Effect”, or (iii) action or omission taken at the request of the Company or any affiliate thereof that would but for such request constitute a “Company Material Adverse Effect”, shall in each case be deemed to be materially adverse to the Lenders.

3.

Since the date of the Merger Agreement, there shall not have been an Event (as such term is defined in the Merger Agreement) that has had or would reasonably be expected to have, individually or in the aggregate, a “Company Material Adverse Effect”.

4.	The Specified Representations shall be true and correct in all material respects as of the Funding Date.

5.	The Merger Agreement Representations shall be true and correct in all respects as of the

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Funding Date except to the extent that neither the Company nor any affiliate thereof would not have the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations.

6.

There shall exist no event of default under the Facility documentation corresponding to the following provisions of the loan agreement for the Existing Credit Facilities as in effect on the Commitment Effective Date: Section 11.1(e) (voluntary bankruptcy proceeding) (solely with respect to the Parent and the Borrowers) and Section 11.1(f) (involuntary bankruptcy proceeding) (solely with respect to the Parent and the Borrowers).

7.	The Administrative Agent shall have received a solvency certificate of the chief financial officer of the Parent in substantially the form of Annex I to this Exhibit C-2.

8.

To the extent invoiced at least one (1) business day prior to the Funding Date (or at least three (3) business days prior to the Funding Date in the case of costs and expenses required to be reimbursed under the Commitment Letter), all accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, the Lead Arranger and the Lenders on the Funding Date shall have been paid.

9.

The Administrative Agent shall have received a written notice of borrowing at least three (3) business days prior to the Funding Date if the initial loans under the Facility are funded as Eurodollar Rate loans, or one (1) business day prior to the Funding Date if the initial loans under the Facility are funded as Base Rate loans.

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Annex I to Exhibit C-2

FORM OF

SOLVENCY CERTIFICATE

[                 ], 2019

This Solvency Certificate is delivered pursuant to Section [ ] of the Delayed Draw Term Loan Agreement dated as of [                ], 2019, among [                ] (the “Term Loan Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Parent and not in his individual capacity, as follows:

1.    I am the Chief Financial Officer of the Parent. I am familiar with the Transaction and the business and assets of the Parent and its subsidiaries and have reviewed the Loan Agreement, financial statements referred to in Section [__] of the Term Loan Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate and I am duly authorized to execute this Solvency Certificate on behalf of the Parent pursuant to the Term Loan Agreement.

2.    As of the date hereof, immediately after giving effect to the consummation of the Transaction, on and as of such date (i) the fair value and the fair saleable value of the assets of the Parent and its subsidiaries (excluding any Indebtedness due from any Affiliate of the Parent), on a consolidated basis, are each in excess of the fair valuation of its total existing debts and liabilities (including all contingent liabilities), as such value and such liabilities are determined in accordance with Sections 101 of the Bankruptcy Code or Sections 1 and 2 of the Uniform Fraudulent Transfer Act; (ii) the Parent and its subsidiaries, on a consolidated basis, are able to generally pay their debts or other obligations in the ordinary course as they mature; and (iii) the Parent and its subsidiaries on a consolidated basis have capital not unreasonably small to carry on its business and all business in which it proposes to be engaged. For purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Parent.

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IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

PARK HOTELS & RESORTS INC.

By:
Name:
Title:

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